Exhibit 99.1

3200 County Rd 31, Rifle, CO 81650
Telephone: (720) 876 2373 Facsimile: (720) 876 2374

NATURAL RESOURCES USA CORPORATION RECEIVES OFFER TO PRIVATIZE THE COMPANY.

RIFLE, Colo., August 3, 2011 - Natural Resources USA Corporation (the “Company”) has advised that Green SEA Resources Inc. (“Green SEA”), the majority owner of the Company, has informed the company that it intends to make an offer to the Company to take it private pursuant to a short form merger under the laws of the State of Utah.  The offer has been approved and recommended to the board of directors of Green SEA by the Investment Committee of the board of directors of Green SEA and is subject to the approval of the board of Green SEA.

Green SEA’s offer, which remains subject to the approval of the Board of Directors of Green SEA, is to convert each outstanding share of common stock of the Company (other than those shares beneficially owned by Green SEA and any shares owned by shareholders who properly exercise their statutory dissent rights) into the right to receive $0.57 in cash.

The Company’s board is reviewing the offer and will seek legal advice before responding.

Further information about Natural Resources USA is available via the Company’s website at www.naturalresourcescorp.com.

***ENDS***

Forward Looking Statement
This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

For Further Information:
Nina Dhupelia – Investor Relations
(970) 987 2828
info@naturalresourcescorp.com